                           $45,000,000.00

                          CREDIT AGREEMENT

                             dated as of

                            July 15, 1997

                                among


                  NATIONAL VISION ASSOCIATES, LTD.

                       The Banks Listed Herein

                                 and

                        WACHOVIA BANK, N.A.,
                              as Agent

                          CREDIT AGREEMENT


     CREDIT AGREEMENT dated as of July 15, 1997, among NATIONAL
VISION ASSOCIATES, LTD., the BANKS listed on the signature pages hereof and WACHOVIA BANK, N.A., as Agent.

     The parties hereto agree as follows:


                              ARTICLE I

                             DEFINITIONS

     SECTION 1.01.  Definitions.  The terms as defined in this
Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

     "Acquisition(s)" means the purchase or other acquisition (by merger or otherwise) by the Borrower or any Subsidiary, outside of the ordinary course of business, of a substantial portion of (i) the assets or equity (stock, partnership interest, or other interest) of a Person engaged in the retail optical business or (ii) the assets relating to one or more business locations relating to the Borrower's line of business as of the Closing Date.

     "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.05(c).

     "Affiliate" of any relevant Person means (i) any Person that directly, or indirectly through one or more intermediaries, controls the relevant Person (a "Controlling Person"), (ii) any Person (other than the relevant Person or a Subsidiary of the relevant Person) which is controlled by or is under common control with a Controlling Person, or (iii) any Person (other than a Subsidiary of the relevant Person) of which the relevant Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" means Wachovia Bank, N.A., a national banking association organized under the laws of the United States of America, in its capacity as agent for the Banks hereunder, and its successors and permitted assigns in such capacity.



     "Agent's Letter Agreement" means that certain letter agreement, dated as of June 12, 1997 between the Borrower and the Agent relating to the structure of the Loans, and certain fees from time to time payable by the Borrower to the Agent, together with all amendments and modifications thereto.

     "Agreement" means this Credit Agreement, together with all amendments and supplements hereto.

     "Amortization" means, for any period, the sum of all amortization expenses of the Borrower and its Consolidated
Subsidiaries for such period, as determined in accordance with GAAP.

     "Applicable Margin" has the meaning set forth in Section
2.05(a).

     "Assignee" has the meaning set forth in Section 9.08(c).

     "Assignment and Acceptance" means an Assignment and Acceptance executed in accordance with Section 9.08(c) in the form attached hereto as Exhibit D.

     "Authority" has the meaning set forth in Section 8.02.

     "Bank" means each bank listed on the signature pages hereof as having a Commitment, and its successors and assigns.

     "Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent above the Federal Funds Rate. For purposes of determining the Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

     "Base Rate Loan" means a Loan to be made as a Base Rate Loan pursuant to the applicable Notice of Borrowing, Section 2.02(f), or
Article VIII, as applicable.

     "Borrower" means National Vision Associates, Ltd., a Georgia corporation, and its successors and its permitted assigns.

     "Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower at the same time by the Banks pursuant to
Article II. A Borrowing is a "Base Rate Borrowing" if such Loans are Base Rate Loans or a "Euro-Dollar Borrowing" if such Loans are Euro-Dollar Loans.



     "Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

     "CERCLA" means the Comprehensive Environmental Response
Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. and its implementing regulations and amendments.

     "CERCLIS" means the Comprehensive Environmental Response
Compensation and Liability Inventory System established pursuant to CERCLA.

     "Change of Control" means the occurrence of any one, or more, or all of the following events: (i) any Person or two or more Persons (other than Mr. Ed Weiner, Mrs. Ed Weiner, any one or more of their lineal descendants and any estate of any of the foregoing) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35.0% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B).

     "Change of Law" shall have the meaning set forth in Section
8.02.

     "Closing Certificate" has the meaning set forth in Section
3.01(e).

     "Closing Date" means July 15, 1997.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

     "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Sections
2.07 and 2.08.

     "Compliance Certificate" has the meaning set forth in Section
5.01(c).



     "Consolidated Cash Flow" means, as of any date of determination, for any period, (i) Consolidated Net Income plus
(ii) to the extent deducted from earnings in determining
Consolidated Net Income, without duplication, the sum of the Borrower's and its Consolidated Subsidiaries (x) Depreciation,
(y) Amortization, and (z) other non-cash charges, all determined in accordance with GAAP.

     "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

     "Consolidated Fixed Charges" for any period means the sum of
(i) Consolidated Interest Expense for such period, and (ii) all payment obligations in the nature of rent payments under vision center occupancy licenses and all other master license agreements of the Borrower and its Consolidated Subsidiaries.

     "Consolidated Interest Expense" for any period means interest, whether expensed or capitalized, in respect of Consolidated Debt outstanding during such period.

     "Consolidated Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary items and (ii) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

     "Consolidated Operating Profits" means, for any period, the Operating Profits of the Borrower and its Consolidated Subsidiaries.

     "Consolidated Subsidiary" means at any date any Material
Subsidiary the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

     "Consolidated Tangible Net Worth" means, at any time, Stockholders' Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, of:

          (A) Any surplus resulting from any write-up of assets subsequent to December 31, 1996;

          (B) All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing


     the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense;

          (C) To the extent not included in (B) of this definition, any amount at which shares of Capital Stock of the Borrower appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries;

          (D) Loans or advances to stockholders, directors, officers or employees; and

          (E) To the extent not included in (B) of this definition, deferred expenses.

     "Consolidated Total Assets" means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

     "Consolidated Total Tangible Capital" means, at any time, the sum of (i) Consolidated Tangible Net Worth, and (ii) Consolidated Debt, provided that for purposes of this definition only, in determining Consolidated Debt, clause (vii) of the definition of Debt contained in this Agreement shall be disregarded.

Provided, however, Consolidated Tangible Net Worth shall include the unamortized portion of goodwill from time to time, not exceeding $4,500,000 which arises out of the transactions provided for in a certain Agreement for Assignment of License Interests and Related Matters dated as of November 1, 1996, by and among the Borrower, certain of the Subsidiaries, Eyecare Leasing, Inc., an Alabama corporation, Stewart-Phillips, Inc., a California corporation, James
A. Stewart, and Stephen F. Phillips.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

     "Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business,



(iv) all obligations of such Person as lessee under capital leases,
(v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance,
(vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person.

     "Debt to Cash Flow Ratio" shall mean the ratio of (i)
Consolidated Debt to (ii) Consolidated Cash Flow. The Debt to Cash Flow Ratio shall be computed on a rolling 4 Fiscal Quarter basis
(consistent with the procedure set forth in Section 5.03).

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Default Rate" means, with respect to any Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Loans hereunder
(irrespective of whether any such type of Loans are actually outstanding hereunder).

     "Depreciation" means for any period the sum of all depreciation expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

     "Dividends" means for any period the sum of all dividends paid or declared during such period in respect of any Capital Stock and Redeemable Preferred Stock (other than dividends paid or payable in the form of additional Capital Stock).

     "Dollars" or "$" means dollars in lawful currency of the United States of America.

     "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Georgia are authorized by law to close.

     "Domestic Subsidiary" shall mean each of those Subsidiaries of the Borrower, as listed on Schedule 4.08, which is organized under the laws of the United States of America, and which has at least 95.0% of its assets and operations located within the United States of America.



     "Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

     "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.

     "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent, or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

     "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

     "Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

     "Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

     "Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

     "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.



     "Euro-Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

     "Euro-Dollar Loan" means a Loan to be made as a Euro-Dollar
Loan pursuant to the applicable Notice of Borrowing.

     "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 2.05(c).

     "Event of Default" has the meaning set forth in Section 6.01.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions, as determined by the Agent.

     "Fiscal Quarter" means any fiscal quarter of the Borrower.

     "Fiscal Year" means any fiscal year of the Borrower.

     "Foreign Subsidiary" means each of those Subsidiaries of the Borrower, as listed on Schedule 4.08, which is organized under the laws of any jurisdiction other than the United States of America.

     "GAAP" means (i) for the Borrower and each of its Domestic Subsidiaries, generally accepted accounting principles in the United States of America, and (ii) for each of the Borrower's Foreign Subsidiaries, generally accepted accounting principles in effect in the jurisdiction in which such Foreign Subsidiary's operations are conducted, in each case applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting


the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hazardous Materials" includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. Section 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) "hazardous substance", "pollutant", or "contaminant" as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof, or (d) pesticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

     "Income Available for Consolidated Fixed Charges" for any period means the sum of (i) Consolidated Net Income, (ii) taxes on income and (iii) Consolidated Fixed Charges, all determined with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP.

     "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

          (a) any Interest Period (subject to paragraph (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;



          (b)  any Interest Period which begins on the last
     Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to paragraph (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

          (c) no Interest Period may be selected which begins before the Termination Date and would otherwise end after the Termination Date.

(2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter;
provided that:

          (a) any Interest Period (subject to paragraph (b) below) which would otherwise end on a day which is not a Domestic
     Business Day shall be extended to the next succeeding Domestic Business Day; and

          (b) no Interest Period which begins before the Termination Date and would otherwise end after the Termination Date may be selected.

     "Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

     "Lending Office" means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office or such other office as such Bank may hereafter designate as its Lending Office) by notice to the Borrower and the Agent.

     "Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or


lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Loan" means a Base Rate Loan or a Euro-Dollar Loan and "Loans" means any one, or more, or all of the Base Rate Loans or Euro-Dollar Loans, as the context shall require.

     "Loan Documents" means this Agreement, the Notes, any other document evidencing, relating to or securing the Loans, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes or the Loans, as such documents and instruments may be amended or supplemented from time to time.

     "London Interbank Offered Rate" has the meaning set forth in
Section 2.05(c).

     "Margin Stock" means "margin stock" as defined in Regulations
G, T, U or X.

     "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Banks under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

     "Material Subsidiary" means, as of any date of determination, each of those Subsidiaries which, determined in accordance with GAAP, either (x) has assets equal to or in excess of 5.0% of Consolidated Total Assets or (y) had Net Income equal to or in excess of 5.0% of Consolidated Net Income during the most recently ended fiscal year of such Subsidiary; provided, that, should any Subsidiary have been in existence for a period of less than one fiscal year, then, such Subsidiary's Net Income shall be annualized so as to determine whether it shall be characterized as a "Material Subsidiary" for purposes hereof.

     "Multiemployer Plan" shall have the meaning set forth in
Section 4001(a)(3) of ERISA.



     "Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

     "Net Proceeds of Capital Stock" means any proceeds received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

     "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A, evidencing the obligation of the Borrower to repay the Loans, together with all amendments, consolidations, modifications, renewals, and supplements thereto.

     "Notice of Borrowing" has the meaning set forth in Section
2.02.

     "Operating Profits" means, as applied to any Person for any period, the earnings before interest and taxes of such Person for such period, as determined in accordance with GAAP.

     "Participant" has the meaning set forth in Section 9.08(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means an individual, a corporation, a partnership, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

     "Prime Rate" refers to that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate.



     "Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

     "Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

     "Reported Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

     "Required Banks" means at any time Banks having at least 73.0% of the aggregate amount of the Commitments or, if the Commitments are no longer in effect, Banks holding at least 73.0% of the aggregate outstanding principal amount of the Notes.

     "Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock.



     "Senior Debt" means all Debt of the Borrower which has not been subordinated, on terms and conditions acceptable to the Agent and the Required Banks in their sole and absolute discretion, to the obligations of the Borrower to the Banks and the Agent under this Agreement and the other Loan Documents. All Debt of the Borrower shall be deemed to be Senior Debt unless and until the Agent and the Required Banks shall have delivered written notice to the Borrower that any relevant Debt shall not be deemed to be Senior Debt.

     "Stockholders' Equity" means, at any time, the shareholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding (i) any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries, and
(ii) amounts that are less than $4,000,000 set forth on that certain line item described as "cumulative translation adjustments" set forth on and reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP.

     "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower. For purposes of this Agreement, neither National Vision Associates of Canada, Inc., a corporation organized under the laws of Canada, nor International Vision Associates of Canada, Ltd., a Georgia corporation, shall be deemed to be a "Subsidiary" of the Borrower.

     "Termination Date" means July 15, 1999.

     "Third Parties" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

     "Transferee" has the meaning set forth in Section 9.08(d).

     "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.



     "Unused Commitment" means at any date, with respect to any Bank, an amount equal to its Commitment less the aggregate outstanding principal amount of its Loans.

     "Wachovia" means Wachovia Bank, N.A., a national banking association, and its successors.

     "Wal-Mart" means Wal-Mart Stores, Inc., a Delaware corporation.

     "Wal-Mart Agreement" means that certain Vision Center Master
License Agreement dated as of June 16, 1994, between the Borrower and Wal-Mart, together with all amendments and supplements thereto and replacements therefor.

     "Wholly Owned Subsidiary" means any Subsidiary, at least 90% of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

     SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks unless with respect to any such change concurred in by the Borrower's independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or
(ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04). Notwithstanding anything to the contrary contained in this Agreement, in the event of an Acquisition which is accounted for by a pooling of interests, the financial results of the Borrower for all Fiscal Quarters which precede the closing date of the Acquisition (but not for Fiscal Quarters thereafter) shall, for all purposes under this Agreement (including, without limitation, the calculation of compliance by the



Borrower with all covenants set forth in Article V of this Agreement), be accounted for and presented as if the Acquisition were accounted for as a purchase.

     SECTION 1.03. References. Unless otherwise indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", "Sections" and other Subdivisions are references to articles, exhibits, schedules, sections and other subdivisions hereof.

     SECTION 1.04. Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall require otherwise.

     SECTION 1.05. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.


                             ARTICLE II

                             THE CREDITS

     SECTION 2.01. Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth herein, to make Loans to the Borrower from time to time before the Termination Date; provided, that, immediately after each such Loan is made, the aggregate principal amount of Loans by such Bank shall not exceed the amount of its Commitment. Each Borrowing under this Article shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $500,000 (except that any such Borrowing may be in the aggregate amount of the Unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Article, repay or, to the extent permitted by Section 2.09, prepay Loans and reborrow under this Section at any time before the Termination Date.

     SECTION 2.02. Method of Borrowing. (a) The Borrower shall give the Agent notice (a "Notice of Borrowing"), which shall be substantially in the form of Exhibit E, prior to 11:00 A.M. (Atlanta, Georgia time) at least 1 Domestic Business Day before each Base Rate Borrowing and at least 3 Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:



          (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar
     Borrowing;

          (ii) the aggregate amount of such Borrowing;

          (iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans; and

          (iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

     (c) Not later than 11:00 A.M. (Atlanta, Georgia time) on the date of each Borrowing, each Bank shall (except as provided in paragraph (d) of this Section) make available its ratable share of such Borrowing, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in Section
9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address. Unless the Agent receives notice from a Bank, at the Agent's address referred to in or specified pursuant to Section 9.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Borrowing stating that such Bank will not make a Loan in connection with such Borrowing, the Agent shall be entitled to assume that such Bank will make a Loan in connection with such Borrowing and, in reliance on such assumption, the Agent may (but shall not be obligated to) make available such Bank's ratable share of such Borrowing to the Borrower for the account of such Bank. If the Agent makes such Bank's ratable share available to the Borrower and such Bank does not in fact make its ratable share of such Borrowing available on such date, the Agent shall be entitled to recover such Bank's ratable share from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Agent), together with interest thereon for each day during the period from the date of such Borrowing until such sum shall be paid in full at a rate per annum equal to the rate at which the Agent determines that it obtained (or could have obtained) overnight Federal funds to cover such amount for each such day during such period, provided that any such payment by the Borrower of such Bank's ratable share and interest thereon


shall be without prejudice to any rights that the Borrower may have against such Bank. If the Agent does not exercise its option to advance funds for the account of such Bank, it shall forthwith notify the Borrower of such decision.

     (d) If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in paragraph (c) of this Section, or remitted by the Borrower to the Agent as provided in Section 2.11, as the case may be.

     (e) Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived.

     (f) In the event that a Notice of Borrowing fails to specify whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, such Loans shall be made as Base Rate Loans. If the Borrower is otherwise entitled under this Agreement to repay any Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Loans mature in an amount equal to the principal amount of the Loans so maturing, and the Loans comprising such new Borrowing shall be Base Rate Loans.

     (g) Notwithstanding anything to the contrary contained herein, there shall not be more than 6 Euro-Dollar Borrowings outstanding at any given time.

     SECTION 2.03. Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank's Commitment.

     (b) Upon receipt of each Bank's Note pursuant to Section 3.01, the Agent shall deliver such Note to such Bank. Each Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the date, amount and maturity of each Loan made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether such Loan is a Base Rate Loan or



Euro-Dollar Loan, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank's Note; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes or the ability of any Bank to assign its Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

     SECTION 2.04. Maturity of Loans. Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing. The entire outstanding principal balance of the Loans, together with all accrued but unpaid interest thereon, shall be payable on the Termination Date.

     SECTION 2.05.  Interest Rates.  (a) "Applicable Margin" means
(i) for any Base Rate Loan, 0.0%, and (ii) for any Euro-Dollar Loan,
(x) if the Debt to Cash Flow Ratio is less than or equal to 2.50 to 1.00, 1.50%, (y) if the Debt to Cash Flow Ratio is greater than 2.50 to 1.00 but less than or equal to 3.50 to 1.00, 1.875%, and (z) if the Debt to Cash Flow Ratio is greater than 3.50 to 1.00, 2.25%.

In determining interest for purposes of this Section 2.05 and fees for purposes of Section 2.06(a), the Borrower and the Banks shall refer to the Borrower's most recent consolidated quarterly and annual (as the case may be) financial statements referred to in
Section 4.04(a) or delivered pursuant to Section 5.01(a) or (b), as the case may be. If such financial statements require a change in interest pursuant to this Section 2.05 or fees pursuant to Section 2.06(a), the Borrower shall deliver to the Agent, along with such financial statements, a notice to that effect, which notice shall set forth in reasonable detail the calculations establishing the required change. The date of delivery of such financial statements and notice is the "Performance Pricing Determination Date." Any such required change in interest and fees shall become effective on such Performance Pricing Determination Date, and shall be in effect until the next Performance Pricing Determination Date, provided, however, that: (i) for Euro-Dollar Loans, changes in interest shall only be effective for Interest Periods commencing on or after the Performance Pricing Determination Date; and (ii) no fees or interest shall be decreased pursuant to this Section 2.05 or Section 2.06(a) if a Default is in existence on the Performance Pricing Determination Date. Notwithstanding the foregoing, the Applicable Margin for Euro-Dollar Loans shall be 1.50% per annum for the period


from the Closing Date through and including the first Performance
Pricing Determination Date occurring in calendar year 1997.

     (b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

     (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

     The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

     The "London Interbank Offered Rate" applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan, the rate per annum determined on the basis of the offered rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rates appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, 2 Euro-Dollar Business Days prior to the first day of such Interest Period, provided that (i) if more than one such offered rate appears on the Reuters Screen LIBO Page, the "London Interbank Offered Rate" will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of such offered rates; (ii) if no such offered rates appear on such page, the "London Interbank Offered Rate" for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than 2 major banks in New York City, selected by the Agent, at approximately 10:00 A.M., New York City


time, 2 Euro-Dollar Business Days prior to the first day of such Interest Period, for deposits in Dollars offered to leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Euro-Dollar Loan.

     "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

     (e) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks by telecopier of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     (f) After the occurrence and during the continuance of a Default, the principal amount of the Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Banks, bear interest at the Default Rate.

     SECTION 2.06. Fees. (a) The Borrower shall pay to the Agent for the ratable account of each Bank, a commitment fee on the average daily amount of such Bank's Unused Commitment calculated at the rate of (x) if the Debt to Cash Flow Ratio is less than or equal to 2.50 to 1.00, 0.25% per annum, (y) if the Debt to Cash Flow Ratio is greater than 2.50 to 1.00 but less than or equal to 3.50 to 1.00, 0.30% per annum, and (z) if the Debt to Cash Flow Ratio is greater than 3.50 to 1.00, 0.35% per annum. Such commitment fees shall accrue from and including the Closing Date to but excluding the Termination Date and shall be payable on each March 31, June 30, September 30, December 31 and on the Termination Date. The Debt to Cash Flow Ratio referred to in this Section 2.06(a) shall be calculated in accordance with Section 2.05. Notwithstanding the foregoing, the commitment fee shall be 0.25% per annum for the period from the Closing Date through and including the first Performance Pricing Determination Date occurring in calendar year 1997.



     (b) On the Closing Date, the Borrower shall pay to the Agent for the ratable benefit of each of the Banks a fully earned and non-refundable upfront closing fee equal to the product of (x) 0.08% times (y) the aggregate Commitments.

     (c) The Borrower shall pay to the Agent, for the account and sole benefit of the Agent, such fees and other amounts at such times as set forth in the Agent's Letter Agreement.

     SECTION 2.07. Optional Termination or Reduction of Commitments. The Borrower may, upon at least 3 Domestic Business Days' notice to the Agent, terminate at any time, or proportionately reduce the Unused Commitments from time to time by an aggregate amount of at least $3,000,000 or any larger multiple of $1,000,000. If the Commitments are terminated in their entirety, all accrued fees (as provided under Section 2.06) shall be due and payable on the effective date of such termination.

     SECTION 2.08.  Mandatory Reduction and Termination of
Commitments.  The Commitments shall terminate on the Termination
Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

     SECTION 2.09. Optional Prepayments. (a) The Borrower may, upon at least 1 Domestic Business Days' notice to the Agent, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating at least $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Base Rate Loans of the several Banks included in such Base Rate Borrowing.

     (b) Except as provided in Section 8.02, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the maturity thereof.

     (c)  Upon receipt of a notice of prepayment pursuant to this
Section 2.09, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

     SECTION 2.10. Mandatory Prepayments. On each date on which the Commitments are reduced pursuant to Section 2.07 or Section 2.08, the Borrower shall repay or prepay such principal amount of the outstanding Loans, if any (together with interest accrued thereon), as may be necessary so that after such payment the aggregate unpaid principal amount of the Loans does not exceed the aggregate amount of the Commitments as then reduced.



     SECTION 2.11. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 11:00 A.M. (Atlanta, Georgia time) on the date when due, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks.

     (b) Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.

     (c) All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Loan or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Bank, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being "Taxes"). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Loan or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Bank additional amounts as may be necessary in order that the amount received by such Bank after the required withholding or other payment shall equal the amount such Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect to any Loan or fee relating thereto, the Borrower shall furnish any, at such Bank's request, a certificate from each


applicable taxing authority or an opinion of counsel acceptable to such, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate such Bank for, and indemnify them with respect to, the tax consequences of the Borrower's failure to provide evidence of tax payments or tax exemption.

     Each Bank agrees, as soon as practicable after request by it of a request by the Borrower to do so, to file all appropriate forms and take other appropriate action to obtain a certificate or other appropriate document from the appropriate governmental authority in the jurisdiction imposing the relevant taxes, establishing that it is entitled to receive payments of principal and interest under this Agreement and the Notes without deduction and free from withholding of any Taxes imposed by such jurisdiction; provided, that, if it is unable, for any reason, to establish such exemption, or to file such forms and, in any event, during such period of time as such request for exemption is pending, the Borrower shall nonetheless remain obligated under the terms of the immediately preceding paragraph.

     In the event any Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.11(c), it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

     Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and the Banks contained in this Section 2.11(c) shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

     SECTION 2.12. Computation of Interest and Fees. Interest on the Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Commitment fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).



                             ARTICLE III

                      CONDITIONS TO BORROWINGS

     SECTION 3.01. Conditions to First Borrowing. The obligation of each Bank to make a Loan on the occasion of the first Borrowing is subject to the satisfaction of the conditions set forth in
Section 3.02 and receipt by the Agent of the following (in sufficient number of counterparts (except as to the Notes) for delivery of a counterpart to each Bank and retention of one counterpart by the Agent):

     (a) from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;

     (b) a duly executed Note for the account of each Bank complying with the provisions of Section 2.03;

     (c) an opinion letter (together with any opinions of local counsel relied on therein) of Kilpatrick & Stockton, counsel for the Borrower, dated as of the Closing Date, substantially in the form of Exhibit B and covering such additional matters relating to the transactions contemplated hereby as the Agent or any Bank may reasonably request;

     (d) an opinion of Jones, Day, Reavis & Pogue, special counsel for the Agent, dated as of the Closing Date, substantially in the form of Exhibit C and covering such additional matters relating to the transactions contemplated hereby as the Agent may reasonably request;

     (e) a certificate (the "Closing Certificate") substantially in the form of Exhibit G), dated as of the Closing Date, signed by a principal financial officer of the Borrower, to the effect that (i) no Default has occurred and is continuing on the date of the first Borrowing and (ii) the representations and warranties of the Borrower contained in Article IV are true on and as of the date of the first Borrowing hereunder;

     (f) all documents which the Agent or any Bank may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent, including, without limitation, a certificate of incumbency of the Borrower, signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Borrower's Certificate of Incorporation, (ii) the Borrower's Bylaws, (iii) a


certificate of the Secretary of State of the State of Georgia as to the valid existence of the Borrower as a Georgia corporation, and
(iv) the action taken by the Board of Directors of the Borrower authorizing the Borrower's execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower is a party;

     (g)  a Notice of Borrowing; and

     (h) a letter from the Borrower to Wachovia terminating the commitments under the Credit Agreement dated November 15, 1994.

     SECTION 3.02. Conditions to All Borrowings. The obligation of each Bank to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

     (a)  receipt by the Agent of a Notice of Borrowing;

     (b) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

     (c) the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true on and as of the date of such Borrowing; and

     (d) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans of each Bank will not exceed the amount of its Commitment.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the truth and accuracy of the facts specified in paragraphs (b), (c) and
(d) of this Section.


                             ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

     SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Borrower is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except, in each case to the extent that the Borrower's failure to possess any of the


foregoing could not reasonably be expected to have or cause a Material Adverse Effect.

     SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents
(i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official, except for those filings which have been obtained, are not yet due, or the failure to make could not reasonably be expected to have or cause a Material Adverse Effect,
(iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

     SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

     SECTION 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 28, 1996 and the related consolidated statements of income, shareholders' equity and cash flows (deficit) for the Fiscal Year then ended, reported on by Arthur Andersen LLP, copies of which have been delivered to each of the Banks, and the unaudited consolidated financial statements of the Borrower for the interim period ended March 29, 1997 copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated, except, in the case of the March 29, 1997 interim financial statements, the omission of notes thereto and the effect of normally recurring year-end adjustments.

     (b) Since December 31, 1996 there has been no event, act, condition or occurrence having a Material Adverse Effect.



     SECTION 4.05. No Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have or cause a Material Adverse Effect.

     SECTION 4.06. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

     (b)  Neither the Borrower nor any member of the Controlled
Group is or ever has been obligated to contribute to any Multiemployer Plan.

     SECTION 4.07. Compliance with Laws; Payment of Taxes. The Borrower and its Subsidiaries are in compliance with all applicable laws, regulations and similar requirements of governmental authorities, except where such compliance is being contested in good faith through appropriate proceedings or where the failure to be in such compliance could not reasonably be expected to have or cause a Material Adverse Effect. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid except for taxes (i) being contested in good faith by appropriate proceedings and for which adequate reserves have been made or (ii) for which the failure to pay could not reasonably be expected to have or cause a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

     SECTION 4.08. Subsidiaries. Each of the Borrower's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except, in each case to the extent that such Subsidiary's failure to possess any of the foregoing could not reasonably be expected to have or cause a Material Adverse Effect. The Borrower has no Subsidiaries except


for those Subsidiaries listed on Schedule 4.08, which accurately sets forth each such Subsidiary's complete name and jurisdiction of incorporation. The Borrower and its Material Subsidiaries do (and shall at all times after the Closing Date) collectively account for at least (i) 90.0% of Consolidated Operating Profits and (ii) 90.0% of Consolidated Total Assets.

     SECTION 4.09. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 4.10. Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

     SECTION 4.11.  Ownership of Property; Liens.  Each of the
Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.10.

     SECTION 4.12. No Default. Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     SECTION 4.13. Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.
The Borrower has disclosed to the Banks in writing any and all facts which could have or cause a Material Adverse Effect.

     SECTION 4.14. Environmental Matters. (a) Neither the Borrower nor any Subsidiary is subject to any Environmental Liability which could have or cause a Material Adverse Effect and neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. Section 300, (ii)



CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

     (b) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in minimal amounts in the ordinary course of business in compliance in all material respects with all applicable Environmental Requirements.

     (c) The Borrower and each of its Subsidiaries has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower's and each of its Subsidiary's respective businesses, except where the failure to procure or comply with any of the foregoing could not reasonably be expected to have or cause a Material Adverse Effect.

     SECTION 4.15. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower's Wholly Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim. At least a majority of the issued shares of capital stock of each of the Borrower's other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim, except for rights of first refusal granted by any of such Subsidiaries to its joint venture partner or joint venture partners with respect to the Capital Stock of such Subsidiary.

     SECTION 4.16. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.



     SECTION 4.17.  Insolvency.  After giving effect to the
execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower will not be "insolvent," within the meaning of such term as used in O.C.G.A. Section 18-2-22 or as defined in Section 101 of Title 11 of the United States Code or
Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.


                              ARTICLE V

                              COVENANTS

     The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:

     SECTION 5.01. Information. The Borrower will deliver to each of the Banks:

     (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Arthur Andersen LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not reasonably acceptable to the Required Banks;

     (b) as soon as available and in any event within 45 days after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;



     (c) simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate, substantially in the form of Exhibit F (a "Compliance Certificate"), of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03 through 5.05, inclusive, Section 5.07, and Sections 5.24 and 5.25, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

     (d) simultaneously with the delivery of each set of annual financial statements referred to in paragraph (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that, during the normal course of their audit, nothing has come to their attention to cause them to believe that any Default existed on the date of such financial statements;

     (e) within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

     (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

     (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

     (h) if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice;


or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

     (i) promptly following its receipt thereof, and contemporaneously upon its delivery thereof, copies of any and all written correspondence relating to any breach or default under, or termination of, the Wal-Mart Agreement; and

     (j) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

     SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep, and cause each Material Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each Subsidiary to permit, representatives of any Bank at such Bank's expense prior to the occurrence of a Default and at the Borrower's expense after the occurrence of a Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired; provided, that, prior to the occurrence of a Default, reasonable notice will be provided to the Borrower by a Bank prior to the exercise by such Bank of its inspection rights under this Section 5.02(ii).

     SECTION 5.03. Ratio of Consolidated Debt to Consolidated Cash Flow. At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 28, 1996, the ratio of Consolidated Debt for the immediately preceding 4 Fiscal Quarters then ended to Consolidated Cash Flow for the immediately preceding 4 Fiscal Quarters then ended, shall be less than (i) for the period from the Closing Date through and including the last day of the 2nd Fiscal Quarter of the Borrower's 1997 Fiscal Year, 4.00 to 1.00, (ii) for the period beginning with the first day of the 3rd Fiscal Quarter of Borrower's 1997 Fiscal year through and including the last day of the 3rd Fiscal Quarter of Borrower's 1998 Fiscal Year, 3.75 to 1.00, and (iii) at all times thereafter, 3.50 to 1.00.

     SECTION 5.04. Ratio of Consolidated Debt to Consolidated Total Tangible Capital. The ratio of Consolidated Debt to Consolidated
Total Tangible Capital will not at any time exceed (i) for the


period from the Closing Date through and including the last day of the 2nd Fiscal Quarter of the Borrower's 1997 Fiscal Year, 0.60 to 1.00, and (ii) at all times thereafter, 0.75 to 1.00.

     SECTION 5.05. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than $20,000,000 as of December 28, 1996, plus the sum of (i) 25.0% of the cumulative Reported Net Income of the Borrower and its Consolidated Subsidiaries during each Fiscal Year, beginning December 29, 1996, and (ii) 100% of the cumulative Net Proceeds of Capital Stock received during any period after December 31, 1996, calculated quarterly.

     SECTION 5.06. Restricted Payments. The Borrower will not declare or make any Restricted Payment after the Closing Date, if the aggregate amount of such Restricted Payments would exceed 50.0% of cumulative Consolidated Net Income for all fiscal periods after December 31, 1993; provided that after giving effect to the payment of any such Restricted Payments, the Borrower will be in full compliance with all of the provisions of this Agreement.

     SECTION 5.07. Consolidated Fixed Charges Coverage. At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 28, 1996 the ratio of Income Available for Consolidated Fixed Charges for the immediately preceding 4 Fiscal Quarters then ended to Consolidated Fixed Charges for the immediately preceding 4 Fiscal Quarters then ended, shall (i) for the period from the Closing Date through and including the last day of the 2nd Fiscal Quarter of the Borrower's 1997 Fiscal Year, be equal to or greater than 1.10 to 1.00, (ii) for the period beginning with the first day of the 3rd Fiscal Quarter of the Borrower's 1997 Fiscal Year through and including the last day of the 3rd Fiscal Quarter of the Borrower's 1998 Fiscal year, be greater than or equal to 1.15 to 1.00, and (iii) at all times thereafter, be greater than or equal to
1.20 to 1.00.

     SECTION 5.08. Loans or Advances. Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees not exceeding $500,000 in the aggregate principal amount outstanding at any time, in each case made in the ordinary course of business and consistent with practices existing on the Closing Date; (ii) deposits required by government agencies or public utilities or in connection with bid or performance bonds, (iii) deposits and advances required in connection with the purchase of supplies, equipment or inventory,
(iv) loans and advances constituting Investments permitted by



Section 5.09, and (v) other loans and advances, in each case made in the ordinary course of business and consistent with the Borrower's past practices, not exceeding $1,000,000 in aggregate principal amount outstanding at any time; provided, that, after giving effect to the making of any loans, advances or deposits permitted by this Section, the Borrower will be in full compliance with all the provisions of this Agreement.

     SECTION 5.09. Investments; Acquisitions. (a) Neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except as permitted by Sections 5.08 and 5.09(b) and except Investments in (i) direct obligations of the United States Government maturing within one year, (ii) certificates of deposit issued by a commercial bank whose credit is satisfactory to the Agent, (iii) commercial paper rated A1 or the equivalent thereof by Standard & Poor's Corporation or P1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within 6 months after the date of acquisition, (iv) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor's Corporation and Aa or the equivalent thereof by Moody's Investors Service, Inc., (v) Domestic Subsidiaries which are Wholly-Owned Subsidiaries and investments by Subsidiaries in the Borrower, (vi) capital stock or partnership interests of Persons who constitute joint ventures between the Borrower and/or any Subsidiary and other Persons, which joint ventures will at all times be engaged in a business that is substantially related to the existing businesses of the Borrower and its Subsidiaries, and (vii) other Investments not to exceed $4,000,000 at any time.

     (b) Neither the Borrower nor any of its Subsidiaries shall make any Acquisitions except with respect to (i) Optical Retailer (the term "Optical Retailer" having the meaning set forth in that certain letter between Borrower and Agent dated July 15, 1997) locations for an aggregate purchase price (including debt assumed) not to exceed, unless the Borrower obtains the consent of two-thirds of the Banks, $40,000,000, (ii) Acquisitions with respect to non-Optical Retailer locations during the period from the Closing Date through and including July 15, 1998, provided that, unless the Borrower obtains the consent of two-thirds of the Banks, the aggregate purchase price (including debt assumed) for any or all such Acquisitions does not exceed $27,500,000, (iii) Acquisitions during the period from July 15, 1998 through and including July 15, 1999, provided that, unless the Borrower obtains the consent of two-thirds of the Banks, the sum of the aggregate purchase price (including debt assumed) of such non-Optical Retailer Acquisitions plus the aggregate purchase price (including debt assumed) for Acquisitions permitted and made under clause (ii) immediately preceding does not exceed $40,000,000, (iv)


in addition to any Acquisitions permitted in the immediately preceding clauses (i), (ii) and (iii), Acquisitions during the period from the Closing Date through and including July 15, 1998 provided that the aggregate purchase price (including debt assumed) for such Acquisitions does not exceed $3,000,000, (v) in addition to any Acquisitions permitted in the immediately preceding clauses (i),
(ii), (iii) and (iv), Acquisitions during the period from the July 15, 1998 through and including July 15, 1999 provided that the aggregate purchase price (including debt assumed) for such Acquisitions does not exceed $3,000,000, and (vi) in addition to any Acquisitions permitted in the immediately preceding clauses (i),
(ii), (iii), (iv) and (v), Acquisitions relating to the purchase or other acquisition by the Borrower or any Subsidiary of additional business locations in stores owned by Wal-Mart or any of its Subsidiaries.

Provided, however, in no event shall the Borrower or any Subsidiary make any non Optical Retailer Acquisition or series of related non Optical Retailer Acquisitions (A) with a total purchase price (including debt assumed) greater than $1,000,000, unless the Borrower, has reasonably and in good faith, certified to the Agent and Banks in writing, accompanied by Borrower certified pro forma covenant calculations, pro forma balance sheets, income and cash flow statements, that, without taking into account any expense savings due to the integration of an Acquisition in the first year following the date of such Acquisition and demonstrating any projected losses of such Acquisition and in the case of any expense savings in the second or third year following the date of such Acquisition, setting forth in detail only those expense savings based on reasonable business assumptions, the Borrower and Subsidiaries would be in compliance with the terms and conditions of this Agreement for a period of 3 years, or (B) during the existence of any Event of Default. Upon the reasonable request of the Agent and the Banks, Borrower shall provide additional information and/or documentation in support of such covenant calculations.

     SECTION 5.10. Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

     (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $2,000,000.00;

     (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;



     (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof, and, provided, further, that the aggregate principal amount of all outstanding Debt secured by such Liens shall not exceed $5,000,000;

     (d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

     (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

     (f) Liens securing Debt owing by any Subsidiary to the Borrower;

     (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing paragraphs of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

     (h) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

     (i) Liens upon assets sold to Borrower and financed by the seller of such assets, which seller obtains a Lien in the assets sold; provided, that, the aggregate principal amount of all outstanding Debt secured by such Liens shall not exceed $5,000,000;

     (j) Liens on the assets of Subsidiaries of the Borrower which are health maintenance organizations, in an aggregate amount not exceeding $1,000,000;

     (k)  any Lien on Margin Stock; and

     (l) Inchoate liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect.



Provided Liens permitted by the foregoing paragraphs (a) through (l) shall at no time secure Debt in an aggregate amount greater than 10.0% of Consolidated Tangible Net Worth.

     SECTION 5.11. Maintenance of Existence. The Borrower shall, and shall cause each Material Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained; provided, however, that any of Borrower's Subsidiaries may carry on its business in the form of a joint venture with any Person or Persons as joint venture partners.

     SECTION 5.12. Dissolution. Neither the Borrower nor any of its Material Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock having a market value in excess of $500,000 or that of any Material Subsidiary, except through corporate reorganization to the extent permitted by Section 5.13.

     SECTION 5.13.  Consolidations, Mergers and Sales of Assets.
The Borrower will not, nor will it permit any Material Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any material business line or segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with one another, and (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit, either (i) during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding 7 Fiscal Quarters, either (x) constituted more than 20% of Consolidated Total Assets at the end of the eighth Fiscal Quarter immediately preceding such Fiscal Quarter, or (y) contributed more than 20% of Consolidated Operating Profits during the 8 Fiscal Quarters immediately preceding such Fiscal Quarter or



(ii) the consummation of joint ventures by the Borrower's Foreign
Subsidiaries on terms and conditions substantially consistent with joint venture agreements already in effect.

     SECTION 5.14. Use of Proceeds. The proceeds of the Loans shall be used by the Borrower for general corporate purposes, including, the refinancing of existing Debt, for financing of equipment and fixtures for new stores, and for working capital. No portion of the proceeds of the Loans will be used by the Borrower or any Subsidiary (i) in connection with, whether directly or indirectly, any hostile tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation.

     SECTION 5.15. Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply in all material respects with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance either is being contested in good faith through appropriate proceedings or could not reasonably be expected to have or cause a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith and against which, if requested by the Agent, the Borrower will set up reserves in accordance with GAAP.

     SECTION 5.16. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

     SECTION 5.17. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Required Banks.

     SECTION 5.18. Maintenance of Property. The Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.



     SECTION 5.19. Environmental Notices. The Borrower shall furnish to the Banks and the Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing; provided, that, the Borrower need not provide any such notices if the subject matter of any of the foregoing could not reasonably be expected to have or cause a Material Adverse Effect.

     SECTION 5.20. Environmental Matters. The Borrower and its Subsidiaries will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

     SECTION 5.21. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

     SECTION 5.22. Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Wholly Owned Subsidiary), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate.

     SECTION 5.23. Change of Control. The Borrower shall not permit a Change of Control to occur.

     SECTION 5.24. Debt of Subsidiaries. The Borrower shall not permit any Subsidiary to incur any Debt except for (i) Debt owing to the Borrower, and (ii) other Debt which shall not exceed in the aggregate for all Subsidiaries an amount in excess of $5,000,000.00.



     SECTION 5.25. Senior Debt. The Borrower shall not permit the aggregate outstanding principal amount of Senior Debt (other than Senior Debt under this Agreement) to exceed $10,000,000.00 at any time.

                             ARTICLE VI

                              DEFAULTS

     SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

     (a) the Borrower shall fail to pay when due any principal of or interest on any Loan, or shall fail to pay any fee or other amount payable hereunder within 5 Domestic Business Days after such fee or other amount becomes due; or

     (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.14, inclusive, Section
5.17, 5.23, or 5.24; or

     (c) the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by paragraph (a) or (b) above) and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof has been given to the Borrower by the Agent at the request of any Bank or (ii) any of the Borrower's (x) officers or (y) other employees having responsibility for the administration of this Agreement, otherwise become aware of any such failure; or

     (d) any representation, warranty, certification or statement made by the Borrower in Article IV of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

     (e) the Borrower or any Subsidiary shall fail to make any payment in respect of Debt outstanding in an aggregate principal amount in excess of $1,000,000 (other than the Notes) when due or within any applicable grace period; or

     (f) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding in an aggregate principal amount in excess of $1,000,000 of the Borrower or any Subsidiary (including, without limitation, any required mandatory prepayment or "put" of such Debt to the Borrower or any Subsidiary) or enables (or, with the giving of notice or lapse of time or both,


would enable) the holders of such Debt or commitment or any Person acting on such holders' behalf to accelerate the maturity thereof or terminate any such commitment (including, without limitation, any required mandatory prepayment or "put" of such Debt to the Borrower or any Subsidiary); or

     (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

     (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

     (i) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

     (j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $500,000 shall be rendered


against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

     (k) a federal tax lien shall be filed against the Borrower or any Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

     (l) the occurrence of any event, act, occurrence, or condition which the Required Banks determine either does or has a reasonable probability of causing a Material Adverse Effect; or

     (m) the Wal-Mart Agreement, or any material provision thereof, shall at any time for any reason cease to be valid and binding on any party thereto, or shall be declared to be null and void, or shall be cancelled or terminated, or the validity or enforceability thereof shall be contested by any party thereto, or any party thereto shall deny that it has any further liability or obligation thereunder, and the result of any of the foregoing is to, significantly impair the Borrower's ability to continue to operate under the Wal-Mart Agreement in accordance with its past practices; or

     (n) the Borrower shall default in the performance or observance of any material agreement or covenant contained in the Wal-Mart Agreement, and such default shall not be cured within the applicable cure period, if any, provided for in the Wal-Mart
Agreement;

then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default; provided that if any Event of Default specified in paragraph (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest thereon at the Default Rate accruing on the principal amount thereof from and after the


date of such Event of Default. Notwithstanding the foregoing, the Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Banks.

     SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


                             ARTICLE VII

                              THE AGENT

     SECTION 7.01. Appointment; Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder;
(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or wilful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article VII are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and under the other Loan Documents, the Agent shall


act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank.

     SECTION 7.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

     SECTION 7.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the nonpayment of principal of or interest on the Loans) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall give each Bank prompt notice of each nonpayment of principal of or interest on the Loans whether or not it has received any notice of the occurrence of such nonpayment. The Agent shall (subject to Section 9.06) take such action hereunder with respect to such Default or Event of Default as shall be directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

     SECTION 7.04. Rights of Agent as a Bank. With respect to the Loans made by it, Wachovia in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include Wachovia in its individual capacity. The Agent may (without having to account therefor to any Bank) accept deposits


from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and the Agent) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

     SECTION 7.05. Indemnification. Each Bank severally agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

     SECTION 7.06. CONSEQUENTIAL DAMAGES. THE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     SECTION 7.07. Payee of Note Treated as Owner. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the provisions of Section 9.08(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder,


transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

     SECTION 7.08. Nonreliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Agent.

     SECTION 7.09. Failure to Act. Except for action expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.

     SECTION 7.10. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Any successor Agent shall be a bank which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any


appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.


                            ARTICLE VIII

                CHANGE IN CIRCUMSTANCES; COMPENSATION

     SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

     (a) the Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

     (b)  the Required Banks advise the Agent that the London
Interbank Offered Rate, as reasonably determined by the Agent, will not adequately and fairly reflect the cost to such Banks of funding Euro-Dollar Loans for such Interest Period,

the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. After the Agent has provided notice to the Borrower in connection with this Section 8.01, unless the Borrower notifies the Agent on or before the date of any such relevant Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

     SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its



Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall reasonably determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan of such Bank, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

     SECTION 8.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

          (i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Loans, Notes, or its obligation to make Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Loans or any other amounts due under this Agreement in respect of its Loans or its obligation to make Loans (except for changes in the rate of tax on the overall net income of such Bank, or any other tax having the same practical effect as a tax on the overall net income of such Bank, or its Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Lending Office is located or engaged in business); or

          (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or



          (iii) shall impose on any Bank (or its Lending Office) or on the United States market or the London interbank market any other condition affecting its Loans, Notes, or its obligation to make Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount reasonably determined by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

     (b) If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank's or such controlling Person's capital as a consequence of its obligations hereunder to a level below that which such Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such controlling Person's policies with respect to capital adequacy) by an amount reasonably determined by such Bank or such controlling Person to be material, then from time to time, within 15 days after demand by such Bank or such controlling Person, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling Person for such reduction.

     (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall constitute rebuttable presumptive evidence of the amounts to be paid in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.



     (d) The provisions of this Section 8.03(i) shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee and (ii) shall constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

     SECTION 8.04. Base Rate Loans Substituted for Euro-Dollar Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or
(ii) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

     (a) all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (in all cases interest and principal on such Loans shall be payable contemporaneously with the related Euro-Dollar Loans of the other
Banks); and

     (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

     SECTION 8.05. Compensation. Upon the request of any Bank, delivered to the Borrower and the Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank as a result of:

     (a) any payment or prepayment (pursuant to Section 8.02 or otherwise) of a Euro-Dollar Loan on a date other than the last day of an Interest Period for such Loan; or

     (b) any failure by the Borrower to borrow a Euro-Dollar Loan on the date for the Euro-Dollar Borrowing of which such Euro-Dollar Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02; such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow,


the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.


                             ARTICLE IX

                            MISCELLANEOUS

     SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature pages hereof or such other address or telecopier number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the appropriate confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or
Article VIII shall not be effective until received.

     SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 9.03. Expenses; Documentary Taxes. The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Banks and the Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and the Banks, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement


proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents. The Borrower shall indemnify the Agent and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

     SECTION 9.04. Indemnification. The Borrower shall indemnify the Agent, the Banks and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation (including, without limitation, any actions taken by the Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Agent and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or wilful misconduct of the Person to be indemnified.

     SECTION 9.05. Setoff; Sharing of Setoffs. (a) The Borrower agrees that the Agent and each Bank shall have a lien for all indebtedness and obligations owing to them from the Borrower upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or any such Bank or otherwise in the possession or control of the Agent or any such Bank for any purpose for the account or benefit of the Borrower and including any balance of any deposit account or of any credit of the Borrower with the Agent or any such Bank, whether now existing or hereafter established hereby authorizing the Agent and each Bank at any time or times with or without prior notice to apply such balances or any part thereof to such of the indebtedness and obligations owing by the Borrower to the Banks and/or the Agent then past due and in such amounts as they may elect, and whether or not the collateral, if any, or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this paragraph, all remittances and property


shall be deemed to be in the possession of the Agent or any such Bank as soon as the same may be put in transit to it by mail or carrier or by other bailee.

     (b) Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing with respect to the Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks owing to such other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks owing to such other Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank's ratable share (according to the proportion of (x) the amount of such other Bank's required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.
The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     SECTION 9.06. Amendments and Waivers. (a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that, no such amendment or waiver shall, unless signed by all Banks, (i) change the Commitment of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or rate of interest on any Loan or any fees (other than fees payable to the Agent) hereunder, (iii) change the date fixed for any payment of


principal of or interest on any Loan or any fees hereunder, (iv) change the amount of principal, interest or fees due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the Notes,
(vii) release or substitute all or any substantial part of the collateral (if any) held as security for the Loans, or (viii) release any Guarantee given to support payment of the Loans.

     (b) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.

     SECTION 9.07. No Margin Stock Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

     SECTION 9.08. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

     (b) Any Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment hereunder or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such



Bank's obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related loan or loans, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related loan or loans, (iii) the change of the principal of the related loan or loans, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) fee is payable hereunder from the rate at which the Participant is entitled to receive interest or fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Loans, or (vi) the release of any Guarantee given to support payment of the Loans. Each Bank selling a participating interest in any Loan, Note, Commitment or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrower and the Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time.

     (c) Any Bank may at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance, executed by such Assignee, such transferor Bank and the Agent (and, in the case of an Assignee that is not then a Bank, subject to clause (iii) below, by the Borrower); provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank's Commitment, (ii) the amount of the respective Commitment of both the purchasing Bank and the selling Bank (determined as of the effective date of the assignment) shall be equal to or in excess of $5,000,000 (unless the selling Bank shall have assigned its entire Commitment), (iii) except during the continuance of a Default, no interest may be sold by a Bank pursuant


to this paragraph (c) to any Assignee that is not then a Bank (or an Affiliate of a Bank) without the consent of the Borrower and the Agent, which consent shall not be unreasonably withheld, and (iv) a Bank may not have more than 2 Assignees that are not then Banks at any one time. Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Agent and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, and (D) payment of a processing and recordation fee of $2,500 to the Agent, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to such Assignee.

     (d) Subject to the provisions of Section 9.09, the Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank's credit evaluation prior to entering into this Agreement.

     (e) No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

     (f) Anything in this Section 9.08 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of the Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans


and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Loans and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

     SECTION 9.09. Confidentiality. Each Bank agrees to exercise commercially reasonable efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, however that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency,
(iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder,
(vii) to such Bank's legal counsel and independent auditors and
(viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.09; provided, that, should disclosure of any such confidential information be required by virtue of clauses (ii), (iii) or (v) of the immediately preceding sentence, any relevant Bank shall promptly notify the Borrower of same so as to allow the Borrower to seek a protective order or to take any other appropriate action; provided, further, that, no Bank shall be required to delay compliance with any directive to disclose any such information so as to allow the Borrower to effect any such action. Upon the termination of this Agreement (and the cancellation of all of the Commitments hereunder) and the repayment in full of all amounts owing hereunder to the Agent and the Banks, the Agent and the Banks, following the Borrower's written request therefor, shall return to the Borrower all confidential information, other than any such information which must be retained by the Banks or the Agent due to legal and/or regulatory retention requirements, then in the possession of the Agent and the Banks (so long as there shall not be any reasonable need for any such information in connection with any of the types of matters referred to in clauses (v) or (vi) of the first sentence of this Section).

     SECTION 9.10. Representation by Banks. Each Bank hereby represents that it is a commercial lender or financial institution


which makes Loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business; provided, however that, subject to Section 9.08, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

     SECTION 9.11. Obligations Several. The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

     SECTION 9.12. Georgia Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of Georgia.

     SECTION 9.13. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

     SECTION 9.14. Interest. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Bank by the Borrower or inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

     SECTION 9.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or


other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     SECTION 9.16. Consent to Jurisdiction. The Borrower (a) submits to the nonexclusive personal jurisdiction in the State of Georgia, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of Georgia for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Agent from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

     SECTION 9.17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 9.18. Source of Funds -- ERISA. Each of the Banks hereby severally (and not jointly) represents to the Borrower that no part of the funds to be used by such Bank to fund the Loans hereunder from time to time constitutes (i) assets allocated to any separate account maintained by such Bank in which any employee benefit plan (or its related trust) has any interest nor (ii) any other assets of any employee benefit plan. As used in this Section, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

     SECTION 9.19. Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements, understandings, and conversations relating to the subject matter hereof and thereof. The Borrower represents and warrants to the Bank that it has read the provisions of this Section
9.19 and discussed the provisions of this Section 9.19 and the remainder of this Agreement with counsel for the Borrower, and the Borrower acknowledges and agrees that the Agent and each Bank is expressly relying upon such representations and warranties of the Borrower (as well as the other representations and warranties of the



Borrower set forth in Article IV hereof) in entering into this Agreement and the other Loan Documents.













































     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.


                                     NATIONAL VISION ASSOCIATES,
                                     LTD.                          (SEAL)


                                     By:  /S/ Sandra M. Buffa
                                          Title:  CFO

                                     296 Grayson Highway
                                     Lawrenceville, Georgia  30245
                                     Attention:  Sandra M. Buffa
                                     Telecopier number:  404-822-2027
                                     Confirmation number:  404-822-4285

                                     with a copy to:

                                     Mitchell Goodman, Esq.
                                     National Vision Associates, Ltd.
                                     296 Grayson Highway
                                     Lawrenceville, Georgia  30245
                                     Telecopier number:  404-822-2027
                                     Confirmation number:  404-822-3600





























COMMITMENTS                          WACHOVIA BANK, N.A.,
                                     as Agent and as a Bank      (SEAL)

$27,500,000.00
                                     By:  /S/ Tammie S. Fabbrini
                                          Title:   V.P.

                                     Lending Office
                                     Wachovia Bank, N.A.
                                     191 Peachtree Street, N.E.
                                     Atlanta, Georgia 30303-1757
                                     Attention: Atlanta Corporate Group
                                     Telecopier number:  404-332-5016
                                     Confirmation number:  404-332-5920









































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                                     SUNTRUST BANK, ATLANTA        (SEAL)


$10,000,000.00                       By:  /S/ Dennis H. James, Jr.
                                          Title:   V.P.


                                     By:  /S/ Kim Willis
                                          Title:  Banking Officer


                                     Lending Office
                                     Southeast Corporate Banking I
                                     P. O. Box 4418
                                     Atlanta, Georgia  30312
                                     Attention: Jan Konopka
                                     Telecopier number: (404) 588-8833
                                     Confirmation number: (404) 581-1601





































$7,500,000.00                        BANK OF AMERICA, FSB      (SEAL)


                                     By:  /S/ John D. Deering
                                          Title:  V.P.

                                     Lending Office
                                     Bank of America, FSB
                                     1230 Peachtree Street, Ste. 3600
                                     Atlanta, Georgia 30309
                                     Telecopier number: (404) 815-5919
                                     Confirmation number: (404) 815-5926

TOTAL COMMITMENTS:

$45,000,000.00





































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